Exhibit 23.1

Deloitte

Deloitte & Touche LLP

Suite 1900

250 East Fifth St.

Cincinnati, OH 45201-5340

USA

Tel +1 513 784 7100

www.deloitte.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 27, 2013, relating to the consolidated financial statements and financial statement schedules of Cincinnati Financial Corporation and subsidiaries (“the Company”) and the effectiveness of the Company’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2012 (which report expresses an unqualified opinion and includes an explanatory paragraph concerning a change in accounting for costs associated with acquiring or renewing insurance contracts in 2012).

DELOITTE & TOUCHE LLP

/s/ Deloitte & Touche LLP

February 28, 2013